Exhibit 21.1

	Subsidiary Name	Jurisdiction of Incorporation
Adtalem Global Education Inc.		Delaware
Subsidiaries:	Adtalem Global Health, Inc.	New York
	Ross University Services, Inc.[1]	Delaware
	International Education Holdings, Inc.[2,3]	Delaware
	Chamberlain College of Nursing and Health Sciences, LLC.	Delaware
	Chamberlain University LLC[4]	Delaware
	Integrated Education Solutions LLC	Delaware
	Adtalem Canada LLC	Delaware
	Walden e-Learning, LLC	Delaware
	Walden University, LLC[5]	Florida
	Newton Becker LTD	Hong Kong

International Education Holdings, Inc.
Subsidiaries:	Global Education International, Inc.	Barbados
	Ross University Management, Inc.[6]	St. Lucia
	Ross University School of Medicine School of Veterinary Medicine (St. Kitts) Limited[7]	St. Kitts
	AUC School of Medicine B.V.[7]	St. Maarten
	RUSM (Barbados) Inc.[7]	Barbados

*Subsidiary listing as of August 7, 2025

[1]	Subsidiary of Adtalem Global Health, Inc.
[2]	1% owned by Adtalem Global Education Inc. and 99% owned by Ross University Services, Inc.
[3]	Subsidiaries of International Education Holdings, Inc. are listed below.
[4]	Subsidiary of Chamberlain College of Nursing and Health Sciences, LLC
[5]	Subsidiary of Walden e-Learning, LLC
[6]	Subsidiary of Global Education International, Inc., a Barbados company
[7]	Subsidiary of Ross University Management, Inc. a St. Lucia company